UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
__________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported):  March 6, 2015
CALA ENERGY CORP.
(Exact Name of Registrant as Specified in Charter)
Nevada	333-148005	20-8009362
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

777 South Post Oak Lane One Riverway Suite 1700, PMB #1554 Houston, TX 77056
(Address of Principal Executive Offices)

Registrant's telephone number, including area code:	(281) 667-9360

(Former Name of Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03     Material Modification to Rights of Security Holders.

    On February 23, 2015, the Board of Directors and the majority shareholders of Cala Energy Corp., a Nevada corporation (the "Company"), approved a reverse stock split of the outstanding shares of the Company's common stock, par value $0.001 per share (the "Common Stock"), by means of a one-for-eight hundred (1:800) reverse stock split, whereby each 800 shares of outstanding Company Common Stock has been exchanged for one (1) share of Company Common Stock (the "Reverse Stock Split").

Reasons for the Reverse Stock Split.

In order to facilitate business transactions and raise capital, the Company has effected the Reverse Stock Split to reduce the number of outstanding shares of Common Stock.

For these reasons, the board of directors of the Company (the "Board of Directors") have determined that the Reverse Split is in the best interest of the Company and its shareholders.

Effects of the Reverse Stock Split

Effective Date; Symbol; CUSIP Number.   The Company intends to file the appropriate documents with FINRA (the Financial Industry Regulatory Authority) to affect the Reverse Stock Split. It is currently contemplated that the Company's trading symbol will not change and remain under the current symbol "OILL".  A new CUSIP number has been requested for the Company's new common stock to distinguish stock certificates issued after the effective date of the Reverse Stock Split.

Split Adjustment; No Fractional Shares. The total number of shares of the Company's Common Stock held by each stockholder converts automatically into the number of whole shares of common stock equal to (i) the number of issued and outstanding shares of Common Stock held by such stockholder immediately prior to the Reverse Stock Split, divided by (ii) 800.

Notwithstanding the foregoing, no fractional shares will be issued, and no cash or other consideration will be paid. Instead, the Company will issue one whole share of the post-Reverse Stock Split Common Stock to any stockholder who otherwise would have received a fractional share as a result of the Reverse Stock Split.

Non-Certificated Shares; Certificated Shares. Stockholders who are holding their shares in electronic form at brokerage firms do not have to take any action as the effect of the Reverse Stock Split will automatically be reflected in their brokerage accounts. Stockholders holding paper certificates should send the certificates to the Company's transfer agent. The transfer agent will issue a new share certificate reflecting the terms of the Reverse Stock Split to each requesting stockholder.

State Filing. On March 6, 2015, the Company filed a Certificate of Change (the "Certificate") to affect the Reverse Stock Split pursuant to Nevada Revised Statutes ("NRS") Section 78.209 with the Secretary of State of the State of Nevada. Under Nevada law, no amendment to the Company's Articles of Incorporation is required in connection with the Reverse Stock Split. A copy of the Certificate is attached hereto as Exhibit 3.1 and incorporate herein by reference.

                    Board of Directors and Stockholder Approval.  The Board of Directors and majority stockholders approved the Reverse Stock Split as of February 23, 2015 by written consent in lieu of a special meeting.
Capitalization.
    The Reverse Stock Split does not affect the Company's authorized Common Stock. As of November 30, 2014, there were 339,757,357 shares of Common Stock outstanding. As a result of the Reverse Stock Split, there will be approximately 424,697 shares of Common Stock outstanding subject to adjustment due to the effect of rounding fractional shares into whole shares. The Reverse Stock Split will not have any effect on the stated par value of the Common Stock.
    The Reverse Stock Split does not affect the Company's authorized preferred stock, par value ("Preferred Stock"). There are no outstanding shares of the Company's preferred stock. After the Reverse Stock Split, the Company's authorized preferred Stock of 10,000,000 shares will remain unchanged.
Immediately after the Reverse Stock Split, each stockholder's percentage ownership interest in the Company and proportional voting power will remain virtually unchanged except for minor changes and adjustments that will result from rounding fractional shares into whole shares. The rights and privileges of the holders of shares of Common Stock will be substantially unaffected by the Reverse Stock Split.
Item 9.01  Financial Statements and Exhibits.

(d) Exhibits

Exhibits filed as part of this Current Report are as follows:

Exhibit No.	Description

3.1	Certificate of Change filed with the Secretary of State of Nevada on March 6, 2015

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: March 06, 2015	CALA ENERGY CORP.

	By:	/s/ Terry Butler
Name: Terry Butler
Title: Chief Executive Officer